Exhibit 99.1

SOLID POWER, INC. ANNOUNCES FIRST QUARTER 2023 FINANCIAL RESULTS

-	Financial results and business update call scheduled for 5:00 p.m. ET today

LOUISVILLE, Colo., May 8, 2023 – Solid Power, Inc. (Nasdaq: SLDP), a developer of solid state battery technology, today announced its financial results for the first quarter ended March 31, 2023.

Recent Business Highlights

•	SP2 electrolyte production facility officially commissioned with powder production beginning in April.
•	EV cell development remains on track for 2023 delivery of A-sample EV cells to partners.
•	Achieved significant progress in 20 Ah manufacturing with improved yields and consistency.

“The commissioning of our SP2 electrolyte production facility marked another important step forward on our path towards commercialization,” said Dave Jansen, Interim Chief Executive Officer, President and Chairman of the Board of Solid Power. “The Solid Power team has done a fantastic job over the past year navigating through supply chain, permitting, construction, and hiring challenges so we could start production. We believe our sulfide-based electrolyte will both advance our cell development capabilities and enable the next generation of battery technology.”

Mr. Jansen continued, “2023 cell development is also off to a solid start as we continue to position the Company for entry into automotive qualification later this year. Over the last couple of quarters working with our partners, we have significantly improved the manufacturability and yields on our 20 Ah cells, positioning us to scale up our EV production and development. Looking ahead, we remain on track to meet our 2023 objectives, which we believe will better position Solid Power to deliver long-term value for all stakeholders. ”

First Quarter 2023 Financial Highlights

First quarter 2023 revenue was $3.8 million, up $1.6 million compared to the first quarter of 2022, owing to execution under the Company’s joint development agreements.

As expected, operating expenses were higher in the first quarter of 2023 compared with the first quarter of 2022 due to planned investments in product development as well as increased general and administrative expenses to support operations. First quarter 2023 operating loss was $21.3 million and net loss was $19.2 million, or $0.11 per share.

Balance Sheet and Liquidity

Solid Power’s liquidity position continues to be strong, with March 31, 2023 total liquidity totaling $468.2 million, as shown below.

($ in thousands)	March 31, 2023	December 31, 2022
Cash and cash equivalents	$9,888	$50,123
Marketable securities	245,563	272,957
Long-term investments	212,785	172,974
Total liquidity	$468,236	$496,054

The Company’s cash, cash equivalents and investments are held at leading global banks and are invested in grade A corporate and government securities with an average maturity of 15 months.

First quarter 2023 capital expenditures totaled $11.6 million, primarily representing investments in the Company’s new electrolyte production facility.

2023 Outlook

In 2023, Solid Power is focused on delivering on the following key objectives:

•	Electrolyte:
o	Initiate and scale production from Solid Power’s electrolyte production facility.
o	Deliver electrolyte to potential customers for sampling and feedback.

•	Cell development:
o	Continue to improve key cell performance metrics, including energy density, pressure, cycle life, low temperature operations and safety.
o	Deliver EV cells to our joint development partners and officially enter the automotive qualification process.

As Solid Power executes on its milestones, the Company continues to expect that in 2023, cash used in operations will be between $70 million and $80 million and capital expenditures will range from $50 million to $60 million. Total cash investment is expected to range between $120 million and $140 million.

2023 revenue is expected to be the in range of $15 million to $20 million.

Webcast and Conference Call

Solid Power will host a conference call at 3:00 p.m. MT (5:00 p.m. ET) today, May 8, 2023. Participating on the call will be Dave Jansen, Interim Chief Executive Officer, President and Chairman of the Board, and Kevin Paprzycki, Chief Financial Officer.

Interested investors and other parties can listen to a webcast of the live conference call through Solid Power’s Investor Relations website at ir.solidpowerbattery.com.

The conference call can be accessed live over the phone by dialing +1-877-407-0792 (domestic) or +1-201-689-8263 (international).

A recording of the conference call will be available approximately three hours after the completion of the call at ir.solidpowerbattery.com or by dialing +1-844-512-2921 (domestic) or +1-412-317-6671 (international). The pin number for the replay is 13737024. The replay will be available until 9:59 p.m. MT (11:59 p.m. ET) on May 22, 2023.

About Solid Power, Inc.

Solid Power is developing solid state battery technology to enable the next generation of batteries for the fast-growing EV and other markets. Solid Power’s core technology is its electrolyte material, which Solid Power believes can enable extended driving range, longer battery life, improved safety, and lower cost compared to traditional lithium-ion. Solid Power’s business model – selling its electrolyte to cell manufacturers and licensing its cell designs and manufacturing processes – distinguishes the company from many of its competitors who plan to be commercial battery manufacturers. Ultimately, Solid Power endeavors to be a leading producer and distributor of sulfide-based solid electrolyte material for powering both EVs and other applications. For more information, visit http://www.solidpowerbattery.com/.

Forward Looking Statements

All statements other than statements of present or historical fact contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including Solid Power’s or its management team’s expectations, objectives, beliefs, intentions or strategies regarding the future. When used herein, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “plan,” “outlook,” “seek,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements include our financial guidance for 2023, future financial performance and our strategy, expansion plans, market opportunity, future operations, future operating results, estimated revenues, losses, projected costs, prospects, and plans and objectives of management.  These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Solid Power disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date hereof. Readers are cautioned not to put undue reliance on forward-looking statements and Solid Power cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Solid Power, including the following factors: (i) risks relating to the uncertainty of the success of our research and development efforts, including our ability to achieve the technological objectives or results that our partners require, and to commercialize our technology in advance of competing technologies; (ii) risks relating to the non-exclusive nature of our original equipment manufacturers and joint development agreement relationships; (iii) our ability to negotiate and execute supply agreements with our partners on commercially reasonable terms; (iv) our ability to protect our intellectual property, including in jurisdictions outside of the United States; (v) broad market adoption of EVs and other technologies where we are able to deploy our cell technology and electrolyte material, if developed successfully; (vi) our success in retaining or recruiting, or changes required in, our officers, key employees, including technicians and engineers, or directors; (vii) risks and potential disruptions related to management transitions; (viii) changes in applicable laws or regulations; (ix) risks related to technology systems and security breaches; (x) the possibility that we may be adversely affected by other economic, business or competitive factors, including supply chain interruptions, and may not be able to manage other risks and uncertainties; (xi) risks relating to our status as a research and development stage company with a history of financial losses, and an expectation to incur significant expenses and continuing losses for the foreseeable future; (xii) rollout of our business plan and the timing of expected business milestones; (xiii) the termination or reduction of government clean energy and electric vehicle incentives; (xiv) delays in the construction and operation of production facilities; and (xv) changes in domestic and foreign business, market, financial, political and legal conditions. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the “Risk Factors” section of Solid Power’s Annual Report on Form 10-K for the year ended December 31, 2022 (the “Form 10-K”) and other documents filed by Solid Power from time to time with the SEC, all of which are available on the SEC’s website at www.sec.gov. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Solid Power gives no assurance that it will achieve its expectations.

Contact Information

Kevin Paprzycki

Chief Financial Officer

1 (800) 799-7380

investors@solidpowerbattery.com

Website: www.solidpowerbattery.com

Solid Power, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except par value and number of shares)

	As of
	March 31, 2023	December 31, 2022
Current assets:
Cash and cash equivalents	$9,888	$50,123
Marketable securities	245,563	272,957
Contract receivables	1,700	1,840
Prepaid expenses and other current assets	4,219	2,888
Total current assets	261,370	327,808

Property, Plant and Equipment, net	87,891	82,761
Right-Of-Use Operating Lease Asset, net	7,586	7,725
Right-Of-Use Financing Lease Asset, net	896	922
Other Assets	1,099	1,148
Long-term Investments	212,785	172,974
Intangible Assets, net	1,229	1,108
Total assets	$572,856	$594,446

Current liabilities:
Accounts payable	$3,577	$10,070
Current portion of long-term debt	-	7
Deferred revenue	1,036	4,050
Accrued and other current liabilities:
Accrued compensation	2,023	4,528
Other accrued liabilities	5,104	1,256
Operating lease liabilities, short-term	567	549
Financing lease liability, short-term	276	273
Total current liabilities	12,583	20,733

Warrant Liabilities	11,779	9,117
Operating Lease Liabilities, Long-Term	8,471	8,622
Financing Lease Liabilities, Long-Term	552	602

Total liabilities	$33,385	$39,074

Stockholders equity:
Common Stock, $0.0001 par value; 2,000,000,000 shares authorized; 177,687,138 and 176,007,184 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	18	18
Additional paid-in capital	579,975	577,603
Accumulated deficit	(38,248)	(19,090)
Accumulated other comprehensive loss	(2,274)	(3,159)
Total stockholders' equity	539,471	555,372

Total liabilities and stockholders' equity	$572,856	$594,446

Solid Power, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except number of shares and per-share amounts)

	Quarter Ended March 31,
	2023	2022
Revenue	$3,792	$2,196

Operating expenses
Direct costs	6,274	2,030
Research and development	11,648	6,661
Marketing and sales	432	795
General and administrative	6,756	4,022
Total operating expenses	25,110	13,508

Operating loss	(21,318)	(11,312)

Non-operating income
Interest income	4,835	240
Change in fair value of warrant liabilities	(2,662)	710
Interest expense	(13)	(5)
Total non-operating income	2,160	945

Pretax loss	(19,158)	(10,367)

Income tax benefit	-	(23)

Net (loss) income	$(19,158)	$(10,344)

Basic and diluted (loss) earnings per share	$(0.11)	$(0.06)

Weighted average shares outstanding - basic and diluted	176,934,261	172,395,717

Solid Power, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	For the Quarter Ended March 31,
	2023	2022
Cash flows from operating activities
Net loss	$(19,158)	$(10,344)
Adjustments to reconcile net loss to net cash and cash equivalents from operating activities:
Depreciation and amortization	2,264	753
Amortization of right-of-use assets	183	9
Stock compensation expense	2,222	1,596
Deferred taxes	-	(23)
Warrant liabilities	2,662	(710)
Amortization of premiums and accretion of discounts on marketable securities	(2,716)	-
Changes in operating assets and liabilities that provided (used) cash and cash equivalents:
Contract receivable	140	(810)
Prepaid expenses and other assets	(1,129)	659
Accounts payable	(2,131)	(3,310)
Deferred revenue	(3,014)	(69)
Accrued and other liabilities	1,178	(2,300)
Lease liabilities	(132)	180
Net cash and cash equivalents used by operating activities	(19,631)	(14,369)

Cash flows from investing activities
Purchases of property, plant and equipment	(11,581)	(10,527)
Purchases of marketable securities and long-term investments	(110,636)	(61,669)
Proceeds from sales of marketable securities	101,665	23,420
Purchases of intangible assets	(125)	(105)
Net cash and cash equivalents used in investing activities	(20,677)	(48,881)

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Solid Power, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Continued, In thousands)

	For the Quarter Ended March 31,
	2023	2022
Cash flows from financing activities
Payments of debt	(7)	(38)
Proceeds from exercise of common stock options	150	270
Payments on finance lease liability	(70)	(12)
Transaction costs	-	(12)
Net cash and cash equivalents provided by financing activities	73	208

Net (decrease) increase in cash and cash equivalents	(40,235)	(63,042)

Cash and cash equivalents at beginning of period	50,123	513,447
Cash and cash equivalents at end of period	$9,888	$450,405

Supplemental information:
Cash paid for interest	13	3
Accrued capital expenditures	3,370	3,119